Exhibit 99.1

3047 Orchard Parkway, San Jose CA 95134 USA Tel (US): +1 650 390 9000 Tel (AU): 1-800-778-662 Fax: +1 650 390 9007 www.airxpanders.com

30 January 2019

Appendix 4C – Quarterly Cash Flow Report and Business Update

Eighth Consecutive Quarter of Sequential Growth in U.S. Revenue and Unit Sales

Highlights for the year and quarter ended 31 December 2018

●	Net revenue totalled US$7.8 million for the year ended 31 December 2018, a 100% increase over the year ended 31 December 2017
●

Net revenue totalled US$2.0 million in the fourth quarter of 2018, a decrease of 1% over the third quarter of 2018 (reflecting lower Australia Q4 unit volumes to our AU distributor following the initial AU distributor stocking orders delivered in the third quarter of 2018)

●	U.S. net revenue of $1.9 million, an increase of 6% over the third quarter of 2018, on increased utilization
●	US procedural growth of 13% in the fourth quarter of 2018 over the third quarter of 2018 (procedural growth refers to individual procedures where AeroForm is used by a physician)
●	Net operating cash burn of US$4.5 million, a decrease of 26% from the third quarter of 2018
●	Cash balances as of 31 December 2018 of US$9.4 million

San Jose, CA, United States – AirXpanders, Inc. (ASX: AXP), a medical device company focused on the design, manufacture, sale and distribution of the AeroForm® Tissue Expander System, today released its Appendix 4C – Quarterly Cash Flow report for the quarter and year ended 31 December 2018.

Net revenue performance for the quarter and fiscal year was as follows:

(US$ in ‘000, unaudited)	Q4 2018	Q4 2017	% Change
Net revenue	$2,027	$1,789	13%
Units Sold	826	693	19%

(US$ in ‘000, unaudited)	FY 2018	FY 2017	% Growth
Net revenue	$7,817	$3,905	100%
Units Sold	3,186	1,563	104%

In the United States, net unit sales of AeroForm in the fourth quarter of 2018 totalled 700 units, an increase from 664 units in the third quarter of 2018. Worldwide net unit sales of AeroForm were 826 units in the fourth quarter of 2018, a decrease from 918 units in the third quarter of 2018, on expected lower sales to our distributor in Australia due to the initial stocking orders placed by the distributor in the third quarter of 2018, the distributor’s first quarter of full operation.

In the U.S., the Company continued to grow the number of physician users in the fourth quarter of 2018, with 23 new hospitals placing their initial orders.

For the year ended 31 December 2018, net revenue for the Company totalled US$7.8 million, a 100% increase over the year ended 31 December 2017, with unit sales of 3,186, a 104% increase over the same period in 2017. Of this amount, U.S. net revenue totalled US$7.0 million, a 125% increase over US$3.1 million in the year ended 31 December 2017.

“We are pleased to report that in the fourth quarter, we began to realize the benefit of many of the important changes that were made to the business during the last two quarters of 2018,” commented Frank Grillo, President and CEO of AirXpanders. “The completion of our transition to a direct sales force in the United States, from a mix of direct and indirect sales representatives, has resulted in continued growth in revenue and unit sales, as well as improved utilization across our physician base. The previously announced restructuring of the workforce, including a transition from a direct sales force to a distributor in Australia, has resulted in a significant reduction in operating cash burn. By working with our suppliers to adjust delivery schedules and adjusting production schedules at our factory in San Jose, CA and at our contract manufacturer in Costa Rica, we have been able to reduce our overall inventory level to less than $9.0 million at year end, down from a high of over $12 million earlier this year, while growing our sales. Our restructuring efforts have resulted in improved financial metrics across the organization, and, we believe, sets us up nicely for ongoing strong revenue growth and better results in 2019.”

The Company had total cash balances of US$9.4 million as of 31 December 2018. Cash outflows for operating activities for the quarter were US$4.5 million, a decrease of 26% compared to US$6.1 million for the previous quarter. The Company anticipates managing cash outflows to similar levels or lower for the first half of 2019, based upon increasing revenue, maintaining operating expenses at levels comparable to the fourth quarter of 2018, and measured increases in purchases of raw materials as inventory production levels increase over the year to meet our growing demand.

2019 Business Outlook

Net Revenues

AirXpanders estimates net revenues for 2019 will be between US$11.5 million and US$14.0 million, and will exit the year on an annualized run-rate basis (using estimated sales in the fourth quarter of 2019, multiplied by 4), in the range of US$14 million to US$17 million.

Gross Margin

The Company expects that reported gross profit margin will turn positive in mid-year 2019, and be positive for the full year ended 2019. Key assumptions driving this improvement include an increase in net revenues as described above resulting in an increase in related build plans, lower factory overhead costs compared to 2018, and anticipated cost savings on new raw material purchases, primarily in the second half of 2019.

It is important to note that the reported historical negative gross margins and expected gross margin projections and estimates include allocation of all manufacturing overhead expenses (both variable and fixed). Including only direct material cost, direct labour cost and royalty, the total cost of each unit is approximately US$1,500. Using an assumed worldwide average selling price of US$2,400, each incremental unit sold covers approximately $900 of overhead costs. On expected sales growth in 2019, we expect to achieve incremental scale advantages and improving cost efficiencies, resulting in positive reported gross margins.

Cash Burn

Based on the above assumptions, the Company anticipates cash flow used in operations for the first half of 2019 in a range of US$7.5 million to US$8.5 million. This is inclusive of all investment to be made in working capital to meet the ongoing expected strong growth in demand for AeroForm, particularly in the second half of the year.

Investor Conference Call

An investor conference call to discuss the Appendix 4C and Quarterly Update will be held on Wednesday 30 January 2019 9:00am AEDT (Tuesday 29 January 2019 2:00pm PST). An archived version of the webcast will be available in the Investor section of the company's website at www.airxpanders.com, until the posting of the next webcast.

Conference call dial in details are as follows:

Conference ID: AirXpanders Q4 Business Update

Conference Call Access Numbers

US Toll Free:	1 877 737 7051
All other:	1 201 689 8878
AUS Toll Free	1 800 198 020

- ENDS -

Company
Frank Grillo President & CEO Tel: +1 (650)-390-9001 Email: fgrillo@airxpanders.com	Scott Murcray CFO & COO Tel: +1 (650) 282-8106 Email: smurcray@airxpanders.com

About AirXpanders

Founded in 2005, AirXpanders, Inc. (www.airxpanders.com) designs, manufactures and markets innovative medical devices to improve breast reconstruction. The Company’s AeroForm Tissue Expander System, is used in patients undergoing two-stage breast reconstruction following mastectomy. Headquartered in San Jose, California, AirXpanders’ vision is to be the global leader in reconstructive surgery products and to become the standard of care in two-stage breast reconstruction. AirXpanders is a publicly listed Company on the Australian Securities Exchange under the symbol “AXP.” AeroForm was granted U.S. FDA de novo marketing authorization in 2016, first CE mark in Europe in 2012 and is currently licensed for sale in Australia.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management.

All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These include, but are not limited to, future financial results, including anticipated revenue growth, cost savings, projected cash outflow and cash sufficiency forecast, U.S. commercial market adoption and U.S. and Australia sales of our product and expected strong growth in demand for AeroForm, ability to manage cash outflows and mainting sales prices of AeroForm, ability to achieve operating efficiencies and future profitability, and the ability to recognize efficiency as a result of restructuring our sales team in the US and sales model in Australia.

Management believes that these forward-looking statements are reasonable when made. You should not place undue reliance on forward-looking statements because they speak only as of the date when made. AirXpanders may not actually achieve the plans, projections or expectations disclosed in forward-looking statements. Actual results, developments or events could differ materially from those disclosed in the forward-looking statements. For additional information and considerations regarding the risks faced by AirXpanders that could cause actual results to differ materially, see its most recent Quarterly Report on Form 10-Q, expected to be filed with the Securities and Exchange Commission on or about October 31, 2018, including under the caption "Risk Factors," as well as other periodic reports filed with the SEC from time to time. AirXpanders disclaims any obligation to update information contained in any forward-looking statement, except as required by law.

For more information, refer to the Company’s website at www.airxpanders.com.

Appendix 4C

Quarterly report for entities subject to Listing Rule 4.7B

Introduced 31/03/00 Amended 30/09/01, 24/10/05, 17/12/10, 01/09/16

Name of entity
AirXpanders Inc
ABN	Quarter ended (“current quarter”)
28 604 398 423	December 31, 2018

Consolidated statement of cash flows		Current quarter Q4 US$ ’000	Year to date 12 Months US$ ’000
1.	Cash flows from operating activities	2,289	8,857
1.1	Receipts from customers
1.2	Payments for	(251)	(1,400)
	(a) research and development
	(b) product manufacturing and operating costs	(1,561)	(8,628)
	(c) advertising and marketing	(562)	(2,534)
	(d) leased assets	-	-
	(e) staff costs	(3,487)	(17,560)
	(f) administration and corporate costs	(569)	(3,438)
1.3	Dividends received (see note 3)
1.4	Interest received	48	145
1.5	Interest and other costs of finance paid	(361)	(1,403)
1.6	Income taxes paid	-	-
1.7	Government grants and tax incentives	-	-
1.8	Other (provide details if material)	-	-
1.9	Net cash from / (used in) operating activities	(4,454)	(25,961)

2.	Cash flows from investing activities	(177)	(980)
2.1	Payments to acquire:
(a)property, plant and equipment
	(b)businesses (see item 10)	-	-
	(c)investments *	-	-
	(d)intellectual property	-	-
	(e)other non-current assets	-	-

Consolidated statement of cash flows		Current quarter Q4 US$ ’000	Year to date 12 Months US$ ’000
2.2	Proceeds from disposal of:	-	-
(a) property, plant and equipment
	(b) businesses (see item 10)	-	-
	(c) investments*	-	18,456
	(d) intellectual property	-	-
	(e) other non-current assets	-	-
2.3	Cash flows from loans to other entities	-	-
2.4	Dividends received (see note 3)	-	-
2.5	Other (provide details if material)	-	-
2.6	Net cash from / (used in) investing activities	(177)	17,476

*Represents maturities of short term investments consisting of highly liquid, U.S. Treasury securities.

3.	Cash flows from financing activities	50	14,808
3.1	Proceeds from issues of shares
3.2	Proceeds from issue of convertible notes	-	-
3.3	Proceeds from exercise of share options	-	5
3.4	Transaction costs related to issues of shares, convertible notes or options	(342)	(1,070)
3.5	Proceeds from borrowings	-	-
3.6	Repayment of borrowings	-	-
3.7	Transaction costs related to loans and borrowings	(22)	(45)
3.8	Dividends paid	-	-
3.9	Other (provide details if material)	-	-
3.10	Net cash from / (used in) financing activities	(314)	13,698

4.	Net increase / (decrease) in cash and cash equivalents for the period	14,320	4,162
4.1	Cash and cash equivalents at beginning of quarter/year to date
4.2	Net cash from / (used in) operating activities (item 1.9 above)	(4,454)	(25,961)
4.3	Net cash from / (used in) investing activities (item 2.6 above)	(177)	17,476
4.4	Net cash from / (used in) financing activities (item 3.10 above)	(314)	13,698
4.5	Effect of movement in exchange rates on cash held	-	-
4.6	Cash and cash equivalents at end of quarter	9,375	9,375

5.	Reconciliation of cash and cash equivalents at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts	Current quarter US$’000	Previous quarter US$’000
5.1	Bank balances	9,375	14,320
5.2	Call deposits	-	-
5.3	Bank overdrafts	-	-
5.4	Other (provide details)	-	-
5.5	Cash and cash equivalents at end of quarter (should equal item 4.6 above) #	9,375	14,320

6.	Payments to directors of the entity and their associates	Current quarter US$'000
6.1	Aggregate amount of payments to these parties included in item 1.2	59
6.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
6.3	Include below any explanation necessary to understand the transactions included in items 6.1 and 6.2
Payments represent remuneration paid to the Board of Directors.

7.	Payments to related entities of the entity and their associates	Current quarter US$'000
7.1	Aggregate amount of payments to these parties included in item 1.2	-
7.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
7.3	Include below any explanation necessary to understand the transactions included in items 7.1 and 7.2

8.	Financing facilities available Add notes as necessary for an understanding of the position	Total facility amount at quarter end US$’000	Amount drawn at quarter end US$’000
8.1	Loan facilities	$15,468	$15,000
8.2	Credit standby arrangements	-	-
8.3	Other (please specify)	-	-
8.4

Include below a description of each facility above, including the lender, interest rate and whether it is secured or unsecured. If any additional facilities have been entered into or are proposed to be entered into after quarter end, include details of those facilities as well.

In August 2017, we borrowed $15,000,000 under a loan and security agreement, as amended, with Oxford Finance LLC, or Oxford, which matures in August 2022. Interest is paid monthly on the principal amount at a variable rate equal to the greater of (a) the thirty day LIBOR rate, or (b) 0.99%, plus 7.26% per annum. The loan is secured by substantially all of our assets, including intellectual property. Under the terms of the agreement, as amended, interest-only payments are due monthly through December 2019, with principal payments commencing on December 31, 2018, due in 32 equal monthly instalments. A final fee of $1,200,000 is due at maturity (or acceleration or prepayment). Subject to a prepayment fee equal to between 0.5% to 2.0% of the principal amount of the prepaid amount, we can prepay the entire loan amount by providing a written five-day notice prior to such prepayment and paying all outstanding principal, interest, final payment fees and prepayment fees plus any default fees and all other sums that shall have become due and payable.

Total facility amount as of December 31, 2018 of $15,486,000 includes the total amount borrowed under the agreement plus a prorata accrual of final fee of $1,200,000 described above.

9.	Estimated cash outflows for next quarter	US$’000
9.1	Research and development	(250)
9.2	Product manufacturing and operating costs	(1,300)
9.3	Advertising and marketing	(600)
9.4	Leased assets
9.5	Staff costs	(3,600)
9.6	Administration and corporate costs	(750)
9.7	Other (provide details if material)
	- Payments for property, plant and equipment	-
	- Repayment of borrowings	-
	- Interest and other costs of finance paid	(360)
	- Transaction costs related to issues of shares, convertible notes or options	-
9.8	Total estimated cash outflows (see Note 1)	(6,860)

Note 1: excludes estimated cash inflows: Cash inflows for the prior quarter were $2.3 million.

10.	Acquisitions and disposals of business entities (items 2.1(b) and 2.2(b) above)	Acquisitions	Disposals
10.1	Name of entity	N/A	N/A
10.2	Place of incorporation or registration
10.3	Consideration for acquisition or disposal
10.4	Total net assets
10.5	Nature of business

Compliance statement

1	This statement has been prepared in accordance with accounting standards and policies which comply with Listing Rule 19.11A.
2	This statement gives a true and fair view of the matters disclosed.

Sign here:	/s/ Brendan Case	Date: January 30, 2019 (AUS time)
(Company secretary)

Print name:

Notes

1.

The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity that wishes to disclose additional information is encouraged to do so, in a note or notes included in or attached to this report.

2.

If this quarterly report has been prepared in accordance with Australian Accounting Standards, the definitions in, and provisions of, AASB 107: Statement of Cash Flows apply to this report. If this quarterly report has been prepared in accordance with other accounting standards agreed by ASX pursuant to Listing Rule 19.11A, the corresponding equivalent standard applies to this report.

3.	Dividends received may be classified either as cash flows from operating activities or cash flows from investing activities, depending on the accounting policy of the entity.